Exhibits 5.1 and 23.1

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

August 9, 2022

Board of Directors

Precigen, Inc.

20374 Seneca Meadows Parkway

Germantown, MD 20876

To the addressee referred to above:

We are acting as counsel to Precigen, Inc., a Virginia corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (File No. 333-239366) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the issuance and sale of up to $100,000,000 of shares of common stock, no par value, of the Company (the “Shares”) from time to time and at various prices in an “at the market offering” pursuant to the terms of the Controlled Equity OfferingSM Sales Agreement, dated as of August 9, 2022 (the “Agreement”), between the Company and Cantor Fitzgerald & Co., as sales agent (the “Sales Agent”), as described in the Prospectus, dated July 2, 2020 (the “Registration Statement Prospectus”), which forms a part of the Registration Statement, as supplemented by the Prospectus Supplement, dated August 9, 2022 (together with the Registration Statement Prospectus, the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Virginia Stock Corporation Act, as amended. We express no opinion herein as to any other statutes, rules or regulations.

For purposes of this opinion letter, we have assumed that the terms of the Shares to be sold pursuant to the Agreement will have been duly authorized and established by proper action of the board of

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Perth Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar. Business Service Centers: Johannesburg Louisville. Legal Services Center: Berlin. For more information see www.hoganlovells.com

Precigen, Inc.	- 2 -	August 9, 2022

directors of the Company or a duly authorized committee of such board (“Board Action”) consistent with the requirements of the Agreement and with a price or prices per Share that the Board or such committee shall have determined is adequate.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company and the Sales Agent of the Agreement, (ii) issuance of the Shares pursuant to the terms of the Agreement and in accordance with the Board Action, and (iii) receipt by the Company of the consideration for the Shares specified in the Board Action, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement and the Prospectus. We assume no obligation to advise of any changes in the foregoing subsequent to the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission on the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP